EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 12, 2007, between Purple Beverage Company, Inc., a Nevada corporation having its principal office in Florida (the “Company”), and Theodore Farnsworth (the “Employee”).

WHEREAS, the Company purchased Venture Beverage Company, of which the Employee was the majority stockholder, sole director, and principal officer, pursuant to a reverse merger transaction;

WHEREAS, the Company believes its success is dependent upon retaining the Employee’s services; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company under the terms and conditions set forth herein.

NOW THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retention as Employee; Duties. The Company hereby employs Employee as its Chief Executive Officer (“CEO”) at its offices located at 450 East Las Olas Blvd., Suite 830, Fort Lauderdale, Florida. Employee will report directly to the Board of Directors of the Company (the “Board”). Employee is responsible for the management of the Company and all day-to-day operations of the Company. Employee hereby accepts such employment and agrees to devote his full business time, attention and energies to the performance of his duties hereunder. Notwithstanding the foregoing, Employee may: (a) make and supervise passive investments in other and different businesses, provided that the same (i) are not in competition with the Business (as defined in paragraph 4, below) of the Company and (ii) do not interfere with the performance of Employee’s duties hereunder; provided, however, that, notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, securities of any entity that are traded on any national securities exchange or the stock market, or are quoted in the Over-the-Counter market, if Employee (A) is not a controlling person of, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (b) participate in educational, charitable or civic activities that do not interfere with the performance of Employee’s duties hereunder.

2. Compensation. For all services rendered hereunder by Employee, the Company shall pay Employee the amounts as set forth below:

(a) During the Initial Term and any Renewal Term, the Company shall pay to Employee a salary (the “Base Salary”) at a rate of $225,000 per annum, payable in equal semimonthly installments in accordance with the Company’s regular payroll practices.

(b) Employee shall be entitled to receive a monthly performance bonus (“Bonus”), during the Initial Term and any Renewal Term (each, a “Bonus Month”). The amount of such performance bonus shall be equivalent to six percent (6%) of the net invoice price for all sales, at wholesale or retail, of the Company’s anti-oxidant bottled beverages during such Bonus Month. The “net invoice price” shall be computed by deducting from the gross sales price all taxes, freight, insurance charges, credits (arising from returns or other adjustments), discounts, rebates or allowances of any kind, except prompt payment discounts. A Bonus shall be payable only in respect of funds received by the Company on a cash, rather than accrual, basis. Such Bonus shall be payable on the 15th day of the month following the respective Bonus Month.

(c) All amounts of Base Salary, Bonus, other compensation, if any, and such other amounts payable to Employee under this Agreement are subject to all applicable tax, Social Security and other legally required withholding pursuant to any law or regulation.

3. Benefits and Reimbursement.

(a) Employee shall be entitled to three weeks of paid vacation during each 12-month period commencing on the date hereof, to be taken at the mutual convenience of Employee and the Company, in addition to regular paid holidays provided to all employees of the Company.

(b) Employee shall receive such benefits, if any, as the Company may establish from time to time hereafter for employees of the Company, and any other benefits and perquisites generally available to the Company’s executive employees; provided, however, if the Company does not provide a group health insurance plan to its employees, the Company shall provide family medical insurance coverage acceptable to Employee at the Company’s expense.

(c) Employee shall receive a monthly car allowance of $800.00 per month.

(d) Employee shall be reimbursed by the Company for all reasonable travel, entertainment, conference, and other expenses incurred by Employee in connection with the performance of his services under this Agreement, subject to the Company’s policies in effect from time to time with respect to such expenses, including the requirements with respect to reporting and documentation of such expenses.

4. Covenant Not to Compete.

(a) Employee acknowledges that (i) the principal business of the Company is formulating, designing, producing, manufacturing, marketing, distributing, selling, consigning, and promoting beverages that contain anti-oxidants (the “Business”); (ii) Employee is and likely will remain one of a limited number of persons critical to the success of the Company; (iii) the Company currently engages in the Business in New York, Florida, California, and Hawaii, and currently plans to expand the geographical scope of the Business broadly and has taken significant steps in support of such planned expansion; (iv) the Company has spent substantial money, time and effort in developing its business plan, business, and business relationships throughout the Territory and in developing its trade secret information, initial customers, customer relationships and goodwill; (v) the Company pays its managerial level employees (such as Employee), among other things, to develop, preserve and utilize the Company’s trade secret information for its competitive advantage, and to help develop and implement the Company’s strategic plans; (vi) Employee’s work for the Company will give Employee access to the confidential information and trade secrets of the Company and will enable Employee to develop business relationships with the Company’s customers; (vii) the agreements and covenants of Employee contained in this Section 4 are reasonable and necessary to the business and goodwill of the Company; and (viii) the Company would not have entered into this Agreement or retained Employee but for the covenants and agreements set forth in this Section 4. For purposes of this Section 4, the “Territory” means New York, Florida, California, and Hawaii, and any country, state, or local jurisdiction in which the Company engaged in the Business within one year before the date on which Employee ceases employment for any reason (the “Termination Date”), as well as any country, state, or local jurisdiction in which the Company both was actively planning, as of the Termination Date, to engage in the Business and actually engaged in the Business within one year after the Termination Date (“Additional Territory”), provided, however, that the restrictions applicable to the Additional Territory shall only apply after the Company notifies Employee that the Company has commenced doing Business in such Additional Territory.

(b) During his term of employment with the Company and for a period ending two years after Employee ceases employment for any reason, Employee, without the prior written consent of the Company, shall not, directly or indirectly: (i) enter into the employ of or render any services to any individual or entity engaged in the Business within the Territory; (ii) engage in the Business for his own account within the Territory; or (iii) become associated with or lend any money to any individual or entity, or have an ownership interest in any entity, which is engaged in the Business in the Territory; provided, however, that notwithstanding the foregoing, Employee may own, directly or indirectly, solely as a passive investment, securities of any such entity that are traded on any national securities exchange or the stock market, or are quoted in the Over-the-Counter market, if Employee (A) is not a controlling person of, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(c) During his employment with the Company and for a period ending two years thereafter, Employee, without the prior written consent of the Company, which may be withheld, delayed, or denied for any reason or for no reason, shall not, directly or indirectly, solicit any person who was employed by the Company, at any time during the six month period before the termination of Employee’s employment, to end his employment with the Company.

5. Confidentiality.

(a) Employee acknowledges and agrees that as a result of his employment by the Company, Employee has obtained and will obtain non-public proprietary, trade secret and confidential information concerning the business of the Company including, without limitation, discoveries, ideas, concepts, software, plans, techniques, models, data, or documentation relating to strategic and business plans; product pricing information and analyses; profit margins; research and development activities, investments and plans; product positioning and related strategies; customer identities and customer-related information; new product plans; marketing techniques and materials, marketing and development plans, and target markets; and expansion plans and strategies; price lists and cost and pricing policies; and financial information (collectively, “Confidential Information”).

(b) Employee agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any individual or entity or make use of any Confidential Information obtained or learned by him during the course of his employment with the Company or its predecessor, except (i) in the course of performing his duties hereunder, (ii) with the Company’s express written consent, which may be withheld, delayed, or denied for any reason or for no reason, (iii) to the extent that any such information is in the public domain other than as a result of Employee’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that Employee shall be required to make a disclosure pursuant to the provisions of clause (iv) above, Employee promptly, but in no event more than two business days after learning of such subpoena, court order or other government process nor less than 24 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Company and, at the Company’s expense, Employee shall (1) take all necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or government process, and (2) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

6. Term.

(a) The term of this Agreement shall be for the period (the “Initial Term”) commencing on the date hereof and terminating on December 31, 2010 (the “Initial Expiration Date”), provided that this Agreement shall be renewed for successive one-year periods (each, a “Renewal Term”) on the same terms and conditions set forth herein unless either party shall have delivered written notice of non-renewal to the other party not less than 90 days prior to the Initial Expiration Date or the expiration of any Renewal Term. (The Initial Expiration Date and the expiration of any Renewal Term are referred to at times herein as “Expiration Date”). Notwithstanding the foregoing, this Agreement shall terminate on the date Employee dies and may be terminated by delivery of written notice pursuant to this Agreement (i) by the Company for Cause (as hereinafter defined) or because of Disability (as hereinafter defined), or (ii) by Employee for Good Reason (as hereinafter defined). If Employee dies, resigns without Good Reason or is terminated for Cause, Employee shall be paid Base Salary through the date of termination, benefits accrued pursuant to Section 3(b) through the date of termination, any unpaid car allowance for the month in which the termination occurred, and expenses reimbursable pursuant to Section 3(d) that have been incurred before the date of termination (collectively, “Accrued Benefits”). If Employee resigns without Good Reason or is terminated for Cause, then the Employee will only receive the Accrued Benefits and the Company will not have any other contractual obligation to Employee.

(b) In the event that the employment of Employee is terminated prior to an Expiration Date because of Employee’s death, by the Company without Cause or because of Disability, or by Employee for Good Reason, or the Company delivers a timely non-renewal notice pursuant to this Agreement, then the Company shall pay to Employee, in addition to the Accrued Benefits, provided Employee has entered into an irrevocable (except to the extent required by law, and to the extent required by law to be revocable, has not revoked) general release of claims (“Release”) which, subject to Section 6(i) below, is reasonably satisfactory to the Company (and is not revoked by the Employee): (i) a severance payment (the “Severance Payment”) calculated by adding an amount equal to three times the sum of (x) the Base Salary in the calendar year in which the termination occurs plus (y) the Bonus earned for the Bonus Year prior to the year in which the termination occurs; (ii) a Bonus for the Bonus Year in which termination occurred based on payments received by the Company through the last day of actual employment (“Pro Rata Bonus”); and (iii) for a period of three years following the termination date Employee’s costs of COBRA continuation coverage of health insurance, or if COBRA coverage is unavailable, the actual cost incurred by Employee in obtaining comparable coverage (“COBRA Payments”). Notwithstanding anything else contained herein to the contrary, the aggregate of the payments to be made under Section 6(b)(i) and (iii) are subject to a cap, which is the maximum amount Employee could receive without incurring an excise tax under Section 4999(a) of the Internal Revenue Code of 1986, as amended (the “Code”) if the payments to be made under Section 6(b)(i) and (iii) were deemed to be an “excess parachute payment” (as defined in Section 280G of the Code). The payments the Company is obligated to make pursuant to this Section 6(b) are not subject to mitigation or a duty to mitigate.

(c) The Severance Payment required to paid pursuant to Section 6(b)(i) shall be paid in two installments: (i) the first installment, in the amount of $450,000, shall be paid within 30 days after the Termination Date; and (ii) the balance of the Severance Payment shall be paid immediately after the expiration of six months from the Termination Date. The Pro Rata Bonus required to paid pursuant to Section 6(b)(ii) shall be paid within 30 days after the Termination Date. The COBRA Payments required to paid pursuant to Section 6(b)(iii) shall commence on the last day of the month following the month in which the Termination Date occurs, and continue on a monthly basis thereafter.

(d) For purposes of this Agreement, “Cause” shall mean that Employee has (i) continually failed to perform his duties under this Agreement for a period of 20 business days (without taking into account days not worked because of medical or physical injury, illness or other incapacity, authorized vacation days or authorized leave) after written notice from the Company setting forth with particularity such failure and such failure is not cured within ten (10) business days, (ii) committed an act of fraud upon the Company, (iii) been convicted of or plead guilty or nolo contendere to a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; or (iv) materially breached this Agreement, and such breach is not cured within 30 calendar days after written notice from the Company setting forth with particularity such breach.

(e) If Employee by virtue of ill health, injury or other physical or mental impairment has been unable or in the judgment of the Board will be unable to perform his duties hereunder for more than 100 business days out of any consecutive twelve-month period (“Disability”), the Company shall have the right to terminate his employment upon 30 calendar days notice in writing to Employee, subject to the reasonable accommodation provisions of applicable laws; provided, however, if Employee returns to work before the expiration of that 30-day period, and the Employee has been unavailable for fewer than 100 business days, then Employee may continue in employment. No provision of this Agreement shall limit any of Employee’s rights under the terms of any insurance, pension or other benefit programs of the Company for which Employee shall be eligible at the time of death or Disability.

(f) For purposes of this Agreement, the term “Good Reason” shall mean the following:

(i)	changing Employee’s title or assigning Employee a title inconsistent with the specific provisions of this Agreement;

(ii)	changing, in any material manner, Employee’s responsibilities and duties in violation of this Agreement;

(iii)	requiring Employee to report to anyone other than the Board;

(iv)	relocating the Company’s offices to, or requiring Employee to regularly report to work at, a location more than 50 miles from the location specified in Paragraph 1;

(v)	failing to pay the Base Salary or Bonus owed to Employee pursuant to this Agreement;

(vi)	continued failure to pay any reimbursement, or provide any benefits, owed to Employee pursuant to this Agreement; or

(vii)	Employee’s resignation for any or no reason within 90 days following a Change in Control (as defined hereinafter).

After receiving written notice of a resignation for Good Reason, the Company will have 30 calendar days to cure the grounds for resignation for Good Reason except (x) there is no cure period for a resignation under clauses (iv) and (vii) above, and (y) the cure period for a resignation under clause (v) above is 10 calendar days. If the Company fails to cure such act(s) or omission(s) within the specified time period, the resignation for Good Reason shall be effective upon the expiration of such specified period.

(g) Any written notice delivered by the Company in connection with a termination for Cause, or by Employee in connection with a resignation for Good Reason, must specify both the contractual provision and the alleged acts or omissions on which the party delivering the notice is relying.

(h) For purposes of this Agreement, a “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting shares of the Company entitled to vote generally on matters brought to a vote of the holders (the “Outstanding Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (y) any acquisition by any company (including the Company) pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (iii) of this Section 6(h); or

(ii) As of the date the Board consists of not less than three members, the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding shares entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Shares, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such company resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding common shares of the company resulting from such Business Combination or the combined voting power of the then outstanding voting shares of such company except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i) Notwithstanding any other provision hereof, Employee shall not be required by any general release to release any or all of the following: claims that Employee may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment; claims arising from Employee’s ownership of shares of capital stock or options to purchase shares of capital stock of the Company; claims that arise after the effective date of the Release; any rights Employee may have to enforce Section 6(b) of this Agreement; and claims for which Employee is entitled to be indemnified pursuant to this Agreement, under the Company’s organizational documents, under applicable law, or pursuant to the Company’s directors’ and officers’ liability insurance policies.

7. Indemnification.

In addition to statutory rights and the Articles of Incorporation and Bylaws of the Company, the Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and their organizational documents, including for negligence (but not for gross negligence) by Employee, against all cost, expense, liability and loss reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company shall advance to Employee all such reasonable costs and expenses incurred by him in connection with any such Proceeding within 15 days after receiving written notice requesting such an advance, subject to and conditioned on Employee’s having provided to the Company a written undertaking, in a form reasonably acceptable to the Company, to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for their other executive officers.

8. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(b) This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements.

(c) No provision of this Agreement may be waived or amended, except by a writing signed by the parties hereto.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

(e) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and personal representatives.

(f) All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to Employee, or to the Secretary of the Company on its behalf, or (ii) on the date of transmission when sent by facsimile machine to the number shown below on the date of such confirmed facsimile transmission (provided that a confirming copy is sent via overnight mail), if sent at or before 5 p.m. (local time at recipient’s location) on such date, or on the business day following the date of transmission if sent after 5 p.m. (local time at recipient’s location), or (iii) on the business day following the date of deposit when properly deposited for next day delivery by a nationally recognized commercial overnight delivery service, prepaid; or (iv) on the date received by a recipient when properly deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Employee, to:

Theodore Farnsworth
450 East Las Olas Blvd., Suite 830
Fort Lauderdale, Florida 33301

with a copy (which will not constitute notice to Employee) to:

Jim Schneider
__________________
__________________

Notices to the Company, to:

Purple Beverage Company, Inc.
450 East Las Olas Blvd., Suite 830
Fort Lauderdale, Florida 33301

with a copy (which will not constitute notice to the Company), to:

Bryan Cave LLP
Attn: Randolf W. Katz
1900 Main Street, Suite 700
Irvine, California 92614

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(g) Any legal action, suit or proceeding arising out of or relating to this Agreement shall be instituted in any state or federal court of competent jurisdiction located in Broward County, Florida, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

(h) Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. In addition, if a judicial determination is made that any provision of Section 4 of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Employee, then the provisions of Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, any judicial authority construing Section 4 of this Agreement shall be empowered to modify the scope of restricted activities, the Territory and/or the duration of the covenants to make the same reasonable under the circumstances, and Employee acknowledges that he shall be bound thereby.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PURPLE BEVERAGE COMPANY, INC.

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: President

/s/ Theodore Farnsworth
THEODORE FARNSWORTH